Filed Pursuant to Rule 424(b)(5)

Registration No. 333-135280

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)(3)
Floating Rate Senior Notes due December 16, 2009	$750,000,000	100%	$750,000,000	$80,250.00
5.250% Senior Notes due December 16, 2013	$1,250,000,000	99.429%	$1,242,862,500	$132,986.29
5.875% Senior Notes due December 16, 2036	$3,000,000,000	98.600%	$2,958,000,000	$316,506.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”). The total registration fee due for this offering is $529,742.29.
(2)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $19,795.74 that has already been paid and remains unused with respect to the withdrawn Form S-1 of National Waterworks Holdings, Inc., a wholly owned subsidiary of the registrant (Registration No. 333-123874)(Account No. 1321567), filed on April 5, 2005, is applied to the registration fee for this offering.
(3)	Pursuant to Rule 457(p) under the Securities Act, a credit of $1,674.43 that has resulted from an overpayment of a filing fee for the Form S-8 of the registrant (Registration No. 333-72016) filed on October 22, 2001 is applied to the registration fee for this offering.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 23, 2006

$5,000,000,000

THE HOME DEPOT, INC.

$750,000,000 Floating Rate Senior Notes due December 16, 2009

$1,250,000,000 5.250% Senior Notes due December 16, 2013

$3,000,000,000 5.875% Senior Notes due December 16, 2036

This is an offering of an aggregate of $750,000,000 Floating Rate Senior Notes due December 16, 2009, which we refer to as the “2009 Notes”, an aggregate of $1,250,000,000 5.250 % Senior Notes due December 16, 2013, which we refer to as the “2013 Notes” and an aggregate of $3,000,000,000 5.875% Senior Notes due December 16, 2036, which we refer to as the “2036 Notes”. We refer to the 2013 Notes and the 2036 Notes collectively as the “Fixed Rate Notes”. We refer to the 2009 Notes, the 2013 Notes and the 2036 Notes collectively as the “notes”.

We will pay interest on the 2009 Notes on December 16, March 16, June 16 and September 16 of each year, beginning on March 16, 2007. The 2009 Notes will bear interest at a floating rate equal to three month USD LIBOR plus 0.125% per year and will mature on December 16, 2009. We may redeem the 2009 Notes, in whole or in part, at any time after June 16, 2008 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

We will pay interest on the Fixed Rate Notes on December 16 and June 16 of each year beginning June 16, 2007. The 2013 Notes will bear interest at a rate of 5.250% per year and will mature on December 16, 2013. The 2036 Notes will bear interest at a rate of 5.875% per year and will mature on December 16, 2036. We may redeem any of the Fixed Rate Notes at any time by paying the greater of the principal amount of the notes or a “make-whole” amount, plus, in each case, accrued interest.

For a more detailed description of the notes, see “ Description of the Notes” beginning on page S-2.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to Home Depot
Per 2009 Note	100.000%	0.200%	99.800%

Per 2013 Note	99.429%	0.400%	99.029%

Per 2036 Note	98.600%	0.875%	97.725%

Combined Total	$4,950,862,500	$32,750,000	$4,918,112,500

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), on or about December 19, 2006, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

LEHMAN BROTHERS	MERRILL LYNCH & CO.

Senior Co-Managers

JPMORGAN	CREDIT SUISSE	MORGAN STANLEY	CITIGROUP

Co-Managers

WACHOVIA SECURITIES	WELLS FARGO SECURITIES	THE WILLIAMS CAPITAL GROUP, L.P.

The date of this prospectus supplement is December 13, 2006

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “our” or “Home Depot” refer to The Home Depot, Inc. and its consolidated subsidiaries.

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THE HOME DEPOT, INC.

The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 29, 2006. As of October 29, 2006, we were operating 2,104 stores, most of which are The Home Depot stores. A description of these stores and HD Supply follows.

The Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. The Home Depot stores average approximately 105,000 square feet of enclosed space, with approximately 23,000 additional square feet of outside garden area. As of October 29, 2006, we had 2,057 The Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico. In addition, at October 29, 2006, the Company operated 34 EXPO Design Center stores, 11 The Home Depot Landscape Supply stores and two The Home Depot Floor stores.

In addition to our retail stores, our business includes HD Supply, which distributes products and sells installation services primarily to business-to-business customers, including home builders, professional contractors, municipalities and maintenance professionals. HD Supply consists of four major platforms: 1) infrastructure, including waterworks and utilities; 2) construction, including construction supply, lumber and building materials, electrical, plumbing/HVAC and interiors; 3) maintenance, including facilities maintenance and industrial PVF; and 4) repair and remodel.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is 770-433-8211.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $4,914,340,500, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use up to $4,000,000,000 of the net proceeds of this offering to purchase common stock pursuant to our share repurchase authorization, subject to market conditions, and the balance of the net proceeds to repay outstanding commercial paper and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the past five fiscal years and the nine months ended October 29, 2006 is as follows:

	Nine Months Ended October 29, 2006	Fiscal Year(1)
		2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges(2)	15.8x	25.0x	29.1x	27.4x	26.5x	22.0x

(1)	Fiscal years 2005, 2004, 2003, 2002 and 2001 refer to the fiscal years ended January 29, 2006, January 30, 2005, February 1, 2004, February 2, 2003 and February 3, 2002, respectively. Fiscal year 2001 consisted of 53 weeks.
(2)	For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness, including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

(earnings before income taxes) + (fixed charges) — (capitalized interest)

(fixed charges)

CAPITALIZATION

The table below sets forth The Home Depot’s consolidated capitalization at October 29, 2006 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby and the application of the net proceeds from the sale of the notes. See “Use of Proceeds”.

You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	October 29, 2006
	Actual	As Adjusted
	(In millions)
Cash and Short-Term Investments	$617	$617

Debt Included in Current Liabilities:
Short-Term Debt	$1,469	$555
Current Installments of Long-Term Debt	17	17
Debt Included in Long-Term Liabilities:
Long-Term Debt, excluding Current Installments	6,671	11,622

Total Debt	$8,157	$12,194
Stockholders’ Equity	27,758	23,758

Total Debt and Stockholders’ Equity	$35,915	$35,952

DESCRIPTION OF THE NOTES

We are offering $750,000,000 aggregate principal amount of our Floating Rate Senior Notes due December 16, 2009, $1,250,000,000 aggregate principal amount of our 5.250% Senior Notes due December 16, 2013 and $3,000,000,000 aggregate principal amount of our 5.875% Senior Notes due December 16, 2036. The 2009 Notes, 2013 Notes and 2036 Notes will each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities We May Offer” in the accompanying prospectus.

Each series of notes will be issued under the indenture dated as of May 4, 2005 entered into with The Bank of New York Trust Company, N.A., as trustee. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

The 2009 Notes

The 2009 Notes will bear interest from December 19, 2006 or from the most recent interest payment date on which we have paid or provided for interest on the 2009 Notes. The interest rate per annum for the 2009 Notes will be reset quarterly on the first day of each interest period (as defined below) and will be equal to LIBOR (as defined below) plus 0.125%, as determined by the calculation agent. The Bank of New York Trust Company, N.A. will initially act as calculation agent. The amount of interest for each day the 2009 Notes are outstanding, which we refer to as the “daily interest amount,” will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the 2009 Notes. The amount of interest to be paid on the 2009 Notes for each interest period will be calculated by adding the daily interest amounts for each day in the interest period.

We will pay interest on the 2009 Notes on each December 16, March 16, June 16 and September 16 commencing March 16, 2007, and at maturity. If any interest payment date would fall on a day that is not a business day, other than the interest payment date that is also the date of maturity for the 2009 Notes, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that payment date will be the immediately preceding day that is a business day. If the date of maturity for the 2009 Notes is not a business day, payment of principal and interest on the 2009 Notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on the 2009 Notes will be paid to the person in whose name such note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the applicable interest payment date.

Except as described below for the first interest period, on each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We will refer to this period as an “interest period.” The first interest period will begin on and include December 19, 2006 and will end on but exclude March 16, 2007.

“LIBOR,” with respect to an interest period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the calculation agent will obtain such rate from Bloomberg’s page “BBAM.” If neither Telerate Page 3750 nor Bloomberg L.P. page “BBAM” includes such rate, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent (in consultation with us), to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the interest period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the interest period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the interest period will be LIBOR in effect with respect to the immediately preceding interest period.

“Determination Date” with respect to an interest period will be the second London Banking Day preceding the first day of the interest period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount that is not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the 2009 Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to 2009 Notes in which $2,500,000 or more has been invested.

The calculation agent will, upon the request of the holder of any note due 2009, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the 2009 Notes. We may appoint a successor calculation agent with the written consent of the paying agent, which consent shall not be unreasonably withheld.

The 2013 Notes

The 2013 Notes will mature on December 16, 2013, and will bear interest at 5.250% per annum from December 19, 2006, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the December 2 and June 2 immediately preceding the interest payment date on December 16 and June 16 of each year, commencing June 16, 2007.

If any interest payment date, date of redemption or the maturity date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2036 Notes

The 2036 Notes will mature on December 16, 2036, and will bear interest at 5.875% per annum from December 19, 2006, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the December 2 and June 2 immediately preceding the interest payment date on December 16 and June 16 of each year, commencing June 16, 2007.

If any interest payment date, date of redemption or the maturity date of any of the 2036 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

General

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of Debt Securities We May Offer — Defeasance” in the accompanying prospectus for more information about how we may do this.

The notes will be issued only in registered form without coupons, in denominations of $2,000 or integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with either series of notes in all respects, including having the same CUSIP number of such series, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

Optional Redemption

The 2009 Notes

We will have the right at our option to redeem the notes in whole or in part, at any time or from time to time after June 16, 2008 and prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of 2009 Notes, at a redemption price equal to 100% of the principal amount of such notes, plus any accrued and unpaid interest thereon to the date of redemption.

The Fixed Rate Notes

We may, at our option, at any time and from time to time redeem all or any portion of the Fixed Rate Notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of such Fixed Rate Notes to be redeemed. The Fixed Rate Notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the Fixed Rate Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months). The discount rate for the 2013 Notes will be the Treasury Rate plus 15 basis points, and the discount rate for the 2036 Notes will be the Treasury Rate plus 20 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the Fixed Rate Notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Fixed Rate Notes to be redeemed on such date. If we are redeeming less than all the Fixed Rate Notes of a series, the trustee under the indenture must select the Fixed Rate Notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of senior notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Home Depot and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Home Depot to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Home Depot and its subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Home Depot and its subsidiaries taken as a whole to any Person other than Home Depot or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Home Depot’s voting stock; or (3) the first day on which a majority of the members of Home Depot’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Home Depot who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Home Depot’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Book-Entry System

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, the Depository Trust Company or DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the global securities is set forth in the section “Book-Entry Procedures” in the accompanying prospectus.

UNITED STATES FEDERAL TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the initial offering at the offering price and you hold your notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest

It is expected that the notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, you will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

2.	you are not a controlled foreign corporation that is related to the Company through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death, and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

If you are a United States alien holder of a note that is engaged in a trade or business in the United States, and if interest on the note is effectively connected with your conduct of this trade or business, you will generally be taxed in the same manner as a United States holder, subject to an applicable income tax treaty providing otherwise, except that you will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. If you are such a holder, you should consult your tax advisor with respect to other United States federal income tax consequences of the ownership and disposition of notes including, if you are a corporation, the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue

Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 13, 2006, the underwriters named below, for whom Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase and we have agreed to sell to them severally, the following respective principal amounts of the notes:

Underwriters	Principal Amount of 2009 Notes	Principal Amount of 2013 Notes	Principal Amount of 2036 Notes
Lehman Brothers Inc.	$339,412,500	$565,687,500	$1,357,650,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	301,837,500	503,062,500	1,207,350,000
J.P. Morgan Securities Inc.	18,750,000	31,250,000	75,000,000
Credit Suisse Securities (USA) LLC	18,750,000	31,250,000	75,000,000
Morgan Stanley & Co. Incorporated	18,750,000	31,250,000	75,000,000
Citigroup Global Markets Inc.	18,750,000	31,250,000	75,000,000
Wachovia Capital Markets, LLC	11,250,000	18,750,000	45,000,000
Wells Fargo Securities, LLC	11,250,000	18,750,000	45,000,000
The Williams Capital Group, L.P.	11,250,000	18,750,000	45,000,000
Total	$750,000,000	$1,250,000,000	$3,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to other dealers at that price less a selling concession of 0.12% of the principal amount per 2009 Note, 0.25% of the principal amount per 2013 Note and 0.525% of the principal amount per 2036 Note. Any underwriter may allow, and any such dealer may reallow, a concession of 0.06% of the principal amount of the 2009 Notes to certain other dealers; a concession of 0.125% of the principal amount of the 2013 Notes to certain other dealers; and a concession of 0.2625% of the principal amount of the 2036 Notes to certain other dealers. After the initial public offering the representatives may change the public offering price and concession and discount to dealers.

We estimate that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $3,772,000.

The notes are new issues of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

One of the underwriters in this offering of the notes is also a counterparty to an accelerated share repurchase agreement with us. A significant portion of the proceeds of the offering will be used to buy back our common stock pursuant to this accelerated share repurchase agreement. The counterparty will receive customary fees and expenses for these services. The counterparty will, as a result of this arrangement, receive more than 10% of the net proceeds of the offering; consequently, the offering is being made in compliance with NASD Rule 2710(h).

The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other similar services for us and our affiliates and may act as counterparties in transactions with us in the ordinary course of business, for which they received, or will receive, customary fees and expenses.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Frank L. Fernandez, Esq., Executive Vice President, Secretary and General Counsel of Home Depot. Mr. Fernandez beneficially owns, or has rights to acquire under our employee benefit plans, an aggregate of less than one percent of our common stock. Davis Polk & Wardwell, New York, New York, will pass upon certain legal matters relating to the notes for the underwriters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. See “Where You Can Find More Information” in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference the following documents:

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 30, 2006 and October 29, 2006, and

•	Our Current Reports on Form 8-K filed with the SEC on July 7, 2006, August 29, 2006, October 12, 2006 and November 17, 2006.

The Home Depot, Inc.

Debt Securities

The Home Depot, Inc. from time to time may offer to sell debt securities. The debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in a prospectus supplement.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of those debt securities. The prospectus supplement may update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our debt securities.

The debt securities may be offered directly to purchasers or to or through underwriters, agents or dealers on a continuous or delayed basis. The names of any underwriters, agents or dealers, if any, will be included in an accompanying prospectus supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2006.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those debt securities. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the debt securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any debt securities contained in the accompanying prospectus supplement. The accompanying prospectus supplement may also add, update or change other information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified, the terms “Home Depot”, “we”, “us” or “our” mean The Home Depot, Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended January 29, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006;

•	Current Reports on Form 8-K filed on February 3, 2006, February 27, 2006, March 23, 2006 and June 23, 2006; and

•	All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through the SEC’s web site or at its facilities described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture and other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:

The Home Depot, Inc.

2455 Paces Ferry Road

Atlanta, Georgia 30339

Attention: Investor Relations

Telephone: (770) 433-8211

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

Certain statements contained herein or incorporated by reference in this prospectus, including those regarding Net Sales growth, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, protection of intellectual property rights, Net Earnings performance, including Depreciation expense, earnings per share, stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, margins, return on invested capital, the growth of Home Depot Supply, our ability to successfully operate in a non-retail industry, management of our purchasing or customer credit policies, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.

These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to:

•	economic conditions in North America;

•	changes in our cost structure;

•	the availability of sourcing channels consistent with our strategy of differentiation;

•	conditions affecting new store development, such as our ability to find suitable store locations and obtain required permits;

•	conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions;

•	the success of our technology initiatives in improving and streamlining operations and customers’ in-store experience;

•	our ability to identify and respond to evolving trends in demographics and consumer preferences;

•	our ability to design stores that appeal to customers;

•	the costs of redesigning stores in light of evolving customer expectations;

•	the success of new store formats and businesses;

•	the relative success of our expansion strategy, including our ability to identify acquisition opportunities, particularly in markets outside the United States, and our ability to complete acquisitions on financially attractive terms and integrate them with our other businesses;

•	our ability to successfully integrate Hughes Supply, Inc. with our other businesses;

•	our ability to create appropriate distribution channels for key sales platform;

•	our ability to successfully execute our on-line strategy;

•	our ability to attract, train and retain highly-qualified associates;

•	the impact of new accounting standards;

•	the impact of competition; and

•	decisions by management related to possible asset impairments, regulation and litigation matters.

Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and we undertake no obligation to update these statements to reflect subsequent events or circumstances. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006, which is incorporated by reference in this prospectus. See “Where You Can Find More Information”.

USE OF PROCEEDS

Unless stated otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of debt securities described in this prospectus for general corporate purposes, which may include refinancing existing debt and/or financing working capital needs, and may be used by us to fund acquisitions.

When a particular series of debt securities is offered, the accompanying prospectus supplement will set forth our intended use for the net proceeds received from the sale of those debt securities. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

THE HOME DEPOT

The Home Depot, Inc. is the world’s largest home improvement retailer and the second largest retailer in the United States, based on net sales for the fiscal year ended January 29, 2006. As of April 30, 2006, we were operating 2,051 stores, most of which are The Home Depot® stores. A description of these stores and Home Depot Supply follows.

The Home Depot stores sell a wide assortment of building materials, home improvement and lawn and garden products and provide a number of services. The Home Depot stores average approximately 105,000 square feet of enclosed space, with approximately 23,000 additional square feet of outside garden area. As of April 30, 2006, we had 2,004 The Home Depot stores located throughout the United States (including the territories of Puerto Rico and the Virgin Islands), Canada and Mexico. In addition, at April 30, 2006, the Company operated 34 EXPO Design Center stores, 11 The Home Depot Landscape Supply stores and two The Home Depot Floor stores.

In addition to our retail stores, our business includes Home Depot Supply, which offers products and services primarily to builders, contractors, municipalities, industrial customers and maintenance professionals. Home Depot Supply has more than 900 locations nationwide and employs over 20,000 associates. Through its portfolio of business platforms, Home Depot Supply provides professional customers with products and services for every phase of building projects from infrastructure to construction to lifetime maintenance to repair and remodel:

•	Infrastructure: Includes the products and services to construct and support the public works systems for residential and commercial projects.

•	Construction: Includes the interior and exterior structural building components for residential and commercial projects, serving primarily plumbing, electrical, mechanical and general contractors, homebuilders, industrial companies, original equipment manufacturers and commercial businesses.

•	Maintenance: Includes products and services for the routine maintenance, repair and operations (MRO) needs of multifamily housing, hospitality, healthcare, government and industrial facilities.

•	Repair/Remodel: Includes home improvement products and building materials, serving the consumer, professional handy man and light remodeler markets.

The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978. Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339. Our telephone number is 770-433-8211.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the past five fiscal years are as follows:

	Three Months Ended April 30, 2006	Fiscal Year(1)
		2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	19.8x	25.0x	29.1x	27.4x	26.5x	22.0x

(1)	Fiscal years 2005, 2004, 2003, 2002, and 2001 refer to the fiscal years ended January 29, 2006, January 30, 2005, February 1, 2004, February 2, 2003 and February 3, 2002, respectively. Fiscal year 2001 consisted of 53 weeks.

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and one-third the portion of rental expense under operating leases, which is deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

(earnings before income taxes) + (fixed charges) – (capitalized interest)

(fixed charges)

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

We will issue the debt securities in one or more series under an indenture dated as of May 4, 2005 between us and The Bank of New York Trust Company, N.A., as Trustee. In this section, the terms “we”, “our”, “us” and “Home Depot” refer solely to The Home Depot, Inc. and not its subsidiaries.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit incorporated by reference to this registration statement. The following summary is qualified in its entirety by the provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in a prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of, premium, if any, and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal, premium, if any, and interest on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•	if the payments of principal, premium, if any, or interest on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal, premium, if any, and interest on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to securities of the series;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the Trustee, the identity of the Registrar and any Paying Agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the Depositary for such global Securities, (ii) the form of any legend which shall be borne by such global Security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Covenants

Except as described in this sub-section or as otherwise provided in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

The indenture provides that we may not consolidate with or merge into any other person or sell our assets substantially as an entirety, unless:

•	the person formed by such consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

The indenture does not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the Trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the Trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of such series;

•	default in payment when due of principal of or premium, if any, on the debt securities of such series;

•	default for 90 days after written notice to us by the Trustee or by holders of not less than 25% in principal amount of the debt securities of any series then outstanding in the performance of any covenant or other agreement in the indenture or the debt securities for the benefit of such debt securities;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided with respect to debt securities of that series.

The indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee.

The indenture includes a covenant that we will file annually with the Trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the Trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the Trustee to institute such proceeding as trustee;

•	the Trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request; and

•	the Trustee has failed to institute such proceeding within 90 calendar days of such notice.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of or interest on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Modification and Waiver

The Trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder; or

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the Trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series where holders must consent to an amendment, supplement or waiver.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of, premium, if any, and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, premium, if any, or interest. Also, the establishment of such a trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel reasonably satisfactory to the Trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal, premium, if any, and interest in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, premium, if any, or interest. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the Trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. Government securities on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the Trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the Trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Regarding the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate such conflict or resign.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

The debt securities offered by this prospectus may be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally, the book-entry system operated by The Depository Trust Company (“DTC”) in the United States, Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), as an operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate representing the person’s interest in the global securities except as set forth herein or in the applicable prospectus supplement. Unless and until definitive debt securities are issued, all references to actions by holders of debt securities issued in global form refers to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refers to payments and notices to DTC or its nominee, Euroclear or Clearstream. as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among the clearing system through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to debt securities offered hereby will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or the respective obligations under the rules and procedures governing their operations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities in the form of a global security will be registered in the name of DTC or a nominee of DTC.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (the “DTC Participants”) and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others (the “Indirect DTC Participants”) for example, banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC Participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. DTC Participants and Indirect DTC Participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to its participants.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance System plc (“Euroclear Clearance System”), a U.K. corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg. Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received bv Clearstream.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

The accompanying prospectus supplement will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities are listed or to which application will be made to list the debt securities.

We may designate agents to solicit purchases for the period of their appointment and to sell debt securities on a continuing basis, including pursuant to “at the market offerings”.

We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the debt securities.

In order to facilitate the offering of the debt securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, the underwriters may bid for, and purchase, the debt securities or any other debt securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for The Home Depot or our subsidiaries and affiliates in the ordinary course of businesses.

One or more firms, referred to as “remarketing firms”, may also offer or sell the debt securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the debt securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the debt securities on a securities exchange.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by Frank L. Fernandez, our Executive Vice President, Secretary and General Counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Fernandez is a full-time employee of ours and owns shares of our common stock directly and participates in various employee stock-based benefit plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of The Home Depot, Inc. as of January 29, 2006 and January 30, 2005, and for each of the years in the three-year period ended January 29, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended April 30, 2006 and May 1, 2005, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2006, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

$5,000,000,000

$750,000,000 Floating Rate Senior Notes due December 16, 2009

$1,250,000,000 5.250% Senior Notes due December 16, 2013

$3,000,000,000 5.875% Senior Notes due December 16, 2036

PROSPECTUS SUPPLEMENT

December 13, 2006

Joint Book-Running Managers

LEHMAN BROTHERS	MERRILL LYNCH & CO.

Senior Co-Managers

JPMORGAN	CREDIT SUISSE	MORGAN STANLEY	CITIGROUP

Co-Managers

WACHOVIA SECURITIES	WELLS FARGO SECURITIES	THE WILLIAMS CAPITAL GROUP, L.P.